Exhibit 99.2

FOR IMMEDIATE RELEASE
CONTACT: Walter E. Daller, Jr., Chairman of the Board
PHONE: 215-256-8851

Harleysville National Corporation Board of Directors Announces the Appointment of
Paul D. Geraghty as President and Chief Executive Officer

Harleysville, PA (July 12, 2007) --The Board of Directors of Harleysville National Corporation (“HNC”) announced its appointment of Paul D. Geraghty as President, Chief Executive Officer and director of HNC and a director of Harleysville National Bank effective July 23, 2007. Demetra M. Takes, who served as interim President and Chief Executive Officer of the Corporation will remain as President and Chief Executive Officer of Harleysville National Bank and Trust Company, the Corporation’s wholly-owned subsidiary.

Paul is formerly an Executive Vice President of National City Corporation responsible since September, 2006 for Debt Capital Markets, Derivatives, Public Finance, Investment Banking (mergers and acquisitions), Treasury management, International, Commercial equipment leasing and asset-based financing and client service and support for the entire wholesale bank. From March 2004 to September 2006, he was responsible for National City Corporation’s regional banks in KY and PA, Specialized Industries, Leasing, Commercial Finance, Treasury management and International divisions. From 1999 to February, 2004, he was Executive Vice-President of National City Bank responsible for Specialized Industries, Large Corporate Banking and Treasury management.

Speaking on behalf of the Board of Directors, Walter E. Daller, Jr., Chairman of the Board of Directors said, “The Board engaged a comprehensive search to find the best candidate to lead Harleysville National Corporation. The Board is confident that Paul is well qualified to lead the company as it embarks upon its next phase of profitable growth and enhancement of long-term shareholder value. We are very excited that Paul has decided to join our team. The Board would also like to express its deep appreciation to Ms. Takes who has guided our company through this transitional phase.”

“I am thrilled, and feel privileged to have the opportunity to lead HNC. HNC is a premier, top quality franchise with a vaunted history, operating in some of the best markets in Eastern Pennsylvania,” said Paul. With a dedicated team of high quality people combined with a broad array of products for retail and commercial customers, I think HNC is a terrific partner for customers in our market. I grew up in Lansdale and attended graduate school at Lehigh University in Bethlehem and spent many years at CoreStates/Philadelphia National Bank working with customers in Eastern Pennsylvania. I cannot wait to be back in that market again; this time representing HNC.”

Harleysville National Corporation, with assets exceeding $3.3 billion, is the holding company for Harleysville National Bank (“HNB”). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB with assets under management in excess of $3.0 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq Global Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.